EXHIBIT 4.7

AMENDED AND RESTATED SECURED PROMISSORY NOTE

$6,000,000.00	February 27, 2013
Bethesda, Maryland

FOR VALUE RECEIVED, TRIBUTE PHARMACEUTICALS CANADA INC., a corporation amalgamated under the laws of the Province of Ontario (“Borrower”), promises to pay to the order of MIDCAP FUNDING III, LLC or its registered assign (“Lender”) in care of MIDCAP FUNDING III, LLC, as agent under the Loan Agreement (as defined below), with an address of 7255 Woodmont Avenue, Suite 200, Bethesda, Maryland 20814, or such other place of payment as the holder of this Secured Promissory Note (this “Promissory Note”) may specify from time to time in writing, in lawful money of the United States of America, the lesser of (i) the principal amount of Six Million and No/100 Dollars ($6,000,000.00) and (ii) the outstanding principal amount of the Term Loan (as defined in the Loan Agreement) that Lender has advanced to Borrower, together with interest in accordance with the Loan Agreement (or if and when applicable, at a rate equal to the Default Rate (as defined in the Loan Agreement)) based upon a year consisting of 360 days, with interest computed daily based on the actual number of days in each month until the principal balance is paid in full.

This Promissory Note is executed and delivered in connection with that certain Loan and Security Agreement dated May 11, 2012 by and among Borrower (which is the corporation formed upon the amalgamation of Tribute Pharmaceuticals Canada Inc. and Stellar Pharmaceuticals Inc. (“Stellar”; Stellar being the corporation formed upon the amalgamation of Stellar Pharmaceuticals Inc., Tribute Pharma Canada Inc. and Tribute Pharmaceuticals Canada Ltd. (collectively, “Original Borrowers”), MidCap Funding III, LLC, as agent for Lenders, and Lender, and the other lenders named therein from time to time (as the same may from time to time be amended, modified, restated or supplemented in accordance with its terms, the “Loan Agreement”), and is entitled to the benefit and security of the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement), to which reference is made for a statement of all of the terms and conditions thereof.  All payments shall be made in accordance with the Loan Agreement.  All terms defined in the Loan Agreement shall have the same definitions when used herein, unless otherwise defined herein.  An Event of Default under the Loan Agreement shall constitute a default under this Promissory Note, and upon any such Event of Default, all principal and interest and other obligations owing under this Promissory Note may be accelerated and declared immediately due and payable as provided for in the Loan Agreement.  Reference to the Loan Agreement shall not affect or impair the absolute and unconditional obligation of Borrower to pay all principal and interest and premium, if any, under this Promissory Note upon demand or as otherwise provided herein

Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest under the Uniform Commercial Code as in effect in the State of New York or any applicable law.  Borrower agrees to make all payments under this Promissory Note without setoff, recoupment or deduction and regardless of any counterclaim or defense.  This Promissory Note has been negotiated and delivered to Lender and is payable in the State of Maryland.  This Promissory Note shall be governed by and construed and enforced in accordance with, the laws of the State of New York, excluding any conflicts of law rules or principles that would cause the application of the laws of any other jurisdiction.  Without limiting the generality of the preceding paragraph, the provisions of Section 11 of the Loan Agreement regarding jurisdiction, venue and jury trial waiver are incorporated herein.

This Promissory Note replaces in its entirety and is in substitution for but not in payment of that certain Secured Promissory Note dated as of May 11, 2012 (the “Prior Note”), made by Original Borrowers in favor of Lender in the principal amount of $6,000,000.00 and does not and shall not be deemed to constitute a novation thereof.  Such Prior Note shall be of no further force and effect upon the execution of this Promissory Note; provided, however, that all outstanding indebtedness, including, without limitation, principal and interest under the Prior Note as of the date of this Promissory Note, is hereby deemed indebtedness evidenced by this Promissory Note and is incorporated herein by this reference.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

(Signature Page to Amended and Restated Secured Promissory Note)

IN WITNESS WHEREOF, Borrower, as of the day and year first above written, has caused this Promissory Note to be executed under seal.

BORROWER:
TRIBUTE PHARMACEUTICALS CANADA INC.

Per:	/s/ Scott Langille
Name: Scott Langille
Title: CFO

I have authority to bind the Corporation